SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to § 240.14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Iridium Communications Inc.

(Name of Registrant as Specified In Its Charter)

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IRIDIUM COMMUNICATIONS INC.

1750 Tysons Boulevard, Suite 1400

McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 25, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Iridium Communications Inc., a Delaware corporation. The meeting will be held on Tuesday, May 25, 2010 at 9:00 a.m. local time at the Ritz-Carlton at 1700 Tysons Boulevard, McLean, Virginia 22102 for the following purposes:

1.	To elect the Board of Director’s ten nominees for director, each for a one-year term.

2.	To ratify the selection by the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the annual meeting is April 9, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting

to Be Held on May 25, 2010 at 9:00 a.m. local time at

the Ritz-Carlton at 1700 Tysons Boulevard, McLean, Virginia 22102

The proxy statement and annual report to stockholders

are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=15777.

By Order of the Board of Directors

John S. Brunette

Secretary

McLean, Virginia

April 21, 2010

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

IRIDIUM COMMUNICATIONS INC.

1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 25, 2010

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors of Iridium Communications Inc. (sometimes referred to as the Company or Iridium) is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the Internet.

We intend to mail these proxy materials on or about April 21, 2010 to all stockholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on Tuesday, May 25, 2010 at 9:00 a.m. local time at the Ritz-Carlton, 1700 Tysons Boulevard, McLean, Virginia 22102. Directions to the annual meeting may be found at www.iridium.com. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 9, 2010 will be entitled to vote at the annual meeting. On this record date, there were 70,247,701 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on April 9, 2010 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the close of business on April 9, 2010 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	the election of ten directors; and

•	the ratification of the selection by the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-776-9437 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. local time on May 24, 2010 to be counted.

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To vote through the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. local time on May 24, 2010 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own at the close of business on April 9, 2010.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all ten nominees for director and “For” the ratification of selection by the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees and Georgeson Inc., or Georgeson, may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Georgeson will be paid its customary fee of approximately $7,500 plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 22, 2010, to our Secretary at 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must provide written notice required by our Bylaws no later than the close of business on February 24, 2011 and no earlier than January 25, 2011 to our Secretary at 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102. You are also advised to review our Bylaws, filed with the Securities and Exchange Commission, or SEC, as an exhibit to a current report on Form 8-K on September 29, 2009, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, other than the election of directors, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, or NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals and, for the first time, under a recent amendment to the NYSE rules, elections of directors, even if not contested.

How many votes are needed to approve each proposal?

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For the election of directors, the ten nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

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To be approved, Proposal No. 2, the ratification of the selection by the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010, must receive “For” votes from the holders of a majority of shares represented and entitled to vote thereat either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 70,247,701 shares outstanding and entitled to vote. Thus, the holders of 35,123,851 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the Internet?

The letter to stockholders, proxy statement, Form 10-K and annual report to stockholders are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=15777.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors consists of ten directors. There are ten nominees for director this year. Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his successor is elected, or, if sooner, until the director’s death, resignation or removal. Each of the nominees listed below, except for General Dawkins, is currently a director of the Company who became a director when our Board of Directors was reconstituted pursuant to the Transaction Agreement dated as of September 22, 2008, as amended, approved by our stockholders, whereby we purchased, directly or indirectly, all of the outstanding equity of Iridium Holdings LLC, or Iridium Holdings, in a transaction that we refer to as the Acquisition. General Dawkins was recommended for appointment to our Board by Baralonco Limited as contemplated by the Transaction Agreement and was appointed to the Board on October 27, 2009. It is our policy to invite nominees for directors to attend the annual meeting. This is the first year we have held an annual meeting of stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The ten nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the ten nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

NOMINEES

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the board.

The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Board of Directors to believe that that nominee should continue to serve on the Board. However, each of the members of the Board may have a variety of reasons why he believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Robert H. Niehaus, age 54. Mr. Niehaus has served as a member of our Board of Directors since our inception and has served as our Chairman since September 2009. Mr. Niehaus served as our Senior Vice President from inception until the Acquisition and also served as our Chief Executive Officer for a brief period in September 2009. He has been the Chairman of Greenhill Capital Partners since June 2000. Mr. Niehaus joined Greenhill & Co., Inc., or Greenhill, in January 2000 as a managing director and served in such capacity through December 2009. Prior to joining Greenhill, Mr. Niehaus spent 17 years at Morgan Stanley & Co., where he was a managing director in the merchant banking department from 1990 to 1999. Mr. Niehaus was vice chairman and a director of the Morgan Stanley Leveraged Equity Fund II, L.P., a private equity investment fund, from 1992 to 1999, and was Vice Chairman and a director of Morgan Stanley Capital Partners III, L.P., a private equity investment fund, from 1994 to 1999. Mr. Niehaus was also the Chief Operating Officer of Morgan Stanley’s merchant banking department from 1996 to 1998. Mr. Niehaus currently serves as a director of Heartland Payment Systems, Inc. and previously served as a director of the following publicly held companies: American Italian Pasta Company from 1992 to January 2008, Crusader Energy Group Inc. from July 2008 to July 2009, EXCO Resources Inc. from November 2004 to June 2009, Global Signal, Inc. from October 2002 until its merger with Crown Castle

International Corp. in January 2007, and Crown Castle International Corp. from January 2007 to July 2007. Mr. Niehaus is a graduate of Princeton University and the Harvard Business School. Our Board of Directors has concluded that Mr. Niehaus should serve on the Board and on the Compensation Committee based on his extensive corporate management experience, his financial expertise and his experience in working with telecommunications companies.

J. Darrel Barros, age 49. Mr. Barros has served on our Board of Directors since the Acquisition in September 2009. Mr. Barros has served as the President of Syndicated Communications, Inc., or SCI, a private equity fund focused on media and communications, since 2006. Mr. Barros has served as President of VGC, PC, a Washington, DC based law firm specializing in private equity and early-stage investments since 2003. Mr. Barros also served as a corporate and securities attorney in the venture capital practice group of DLA Piper US LLP from 1997 to 2003. He is currently Executive Chairman of Haven Media Group, LLC, a music-media company, and Chairman of Prestige Resort Properties, Inc., a resort and hospitality company. Mr. Barros received a B.S. degree from Tufts University, a Master in Business Administration from the Amos Tuck School of Business in Dartmouth College, and a Juris Doctorate degree from the University of Michigan. Our Board of Directors has concluded that Mr. Barros should serve on the Board and on the Audit Committee based on his extensive experience in working with technology companies and his financial management experience.

Scott L. Bok, age 50. Mr. Bok has served on our Board of Directors since our inception. He also served as our Chairman and Chief Executive Officer from our formation in November 2007 until September 2009. Separately, Mr. Bok has served as Co-Chief Executive Officer of Greenhill since October 2007, served as its U.S. President between January 2004 and October 2007 and has been a member of its Management Committee since its formation in January 2004. In addition, Mr. Bok has been a director of Greenhill since its incorporation in March 2004. Mr. Bok has also served as a Senior Member of Greenhill Capital Partners, the merchant banking business of Greenhill, since its formation. Mr. Bok joined Greenhill as a managing director in February 1997. Before joining Greenhill, Mr. Bok was a managing director in the mergers, acquisitions and restructuring department of Morgan Stanley & Co. Inc. where he worked from 1986 to 1997. From 1984 to 1986, Mr. Bok practiced mergers and acquisitions and securities law in New York with Wachtell, Lipton, Rosen & Katz. Mr. Bok is a member of the board of directors of various private companies and was previously a member of the board of Heartland Payment Systems, Inc., from 2001 to 2008. Mr. Bok is a graduate of the University of Pennsylvania’s Wharton School. He holds a Juris Doctorate from the University of Pennsylvania Law School. Our Board of Directors has concluded that Mr. Bok should serve on the Board and on the Nominating and Corporate Governance Committee based on his extensive corporate management experience and his financial expertise.

Thomas C. Canfield, age 54. Mr. Canfield has served on our Board of Directors since our inception. Mr. Canfield has served as Senior Vice President and General Counsel of Spirit Airlines, Inc. since October 2007. Before that, Mr. Canfield was General Counsel of Point Blank Solutions, Inc. from October 2006 to October 2007 and was Chief Executive Officer and Plan Administrator for AT&T Latin America Corp. from February 2004 to July 2007. Prior to assuming those roles, Mr. Canfield was General Counsel and Secretary of AT&T Latin America Corp. following its acquisition by FirstCom Corporation, or FirstCom, from August 2000 to February 2004. AT&T Latin America Corp. filed for bankruptcy in April 2003. Mr. Canfield became General Counsel of FirstCom in May 2000. Prior to joining FirstCom, Mr. Canfield was Counsel in the New York office of Debevoise & Plimpton LLP. Mr. Canfield serves on the board of directors of Tricom S.A. Our Board of Directors has concluded that Mr. Canfield should serve on the Board and on the Audit Committee based on his management experience in the telecommunications industry and his particular familiarity with serving on the boards of technology companies.

Brigadier Gen. Peter M. Dawkins (Ret.), age 72. Brigadier General Dawkins, U.S. Army (Retired), has served on our Board of Directors since October 2009. Gen. Dawkins has been a Senior Partner at Flintlock Capital Asset Management LLC since July 2009. He is also founder and principal of ShiningStar Capital LLC, or ShiningStar, which he founded in May 2008. Prior to founding ShiningStar, Gen. Dawkins was Vice Chairman of Global Wealth Management for Citigroup Inc., or Citigroup, from August 2007 to May 2008, Vice Chairman of the

Citigroup Private Bank from 2000 to August 2007, and Executive Vice President and Vice Chairman of The Travelers Companies, Inc. during an eleven-year tenure with the firm. Previously, from 1991 to 1996, he served as Chairman and Chief Executive Officer of Primerica Financial Services, Inc., and earlier served as head of the U.S. consulting practice of Bain & Company Inc. Gen. Dawkins began his career in the private sector as head of the Public Financing Banking division of Lehman Brothers Holdings Inc. A 1959 graduate of West Point, Dawkins served in the U.S. Army for 24 years. He was promoted to Brigadier General in 1981. Gen. Dawkins holds a Ph.D. and Master’s degree from the Woodrow Wilson School at Princeton University. He was selected as a Rhodes Scholar and studied at Oxford University from 1959 through 1962. Our Board of Directors has concluded that Gen. Dawkins should serve on the Board based on his extensive corporate management experience, his military experience and his financial expertise.

Matthew J. Desch, age 52. Mr. Desch has been our Chief Executive Officer and a member of our Board of Directors since the Acquisition in September 2009. Mr. Desch previously served as Chief Executive Officer of Iridium Holdings from August 2006 to September 2009. Before that, he was Chief Executive Officer of Telcordia Technologies, Inc., or Telcordia, a telecom software services provider, from 2002 to November 2005. Prior to Telcordia, he spent 13 years at Nortel Networks Corporation, or Nortel, as president for its wireless networks business where he was responsible for its global carrier customers in Europe, the Middle East, Asia and Latin America. He left Nortel in March 2000. Mr. Desch served on the board of directors of Starent Networks, Corp. from 2005 until late 2009, served on the board of directors of Airspan Networks, Inc. from 2000 to 2009 and served on the board of directors of SAIC, Inc. from 2002 to 2005. He has a Bachelor of Science in computer science from The Ohio State University and a Master of Business Administration from the University of Chicago. Our Board of Directors has concluded that Mr. Desch should serve on the Board based on his deep knowledge of our company gained from his position as our Chief Executive Officer and previously as the Chief Executive Officer of Iridium Holdings, as well as his extensive experience in the telecommunications industry.

Terry L. Jones, age 63. Mr. Jones has served on our Board of Directors since the Acquisition in September 2009 and served on the board of directors of Iridium Holdings from 2001 to September 2009. Mr. Jones is the Managing Member of the General Partner of Syndicated Communications Venture Partners IV, L.P. and the Managing Member of Syncom Venture Management Co., LLC. Prior to joining Syncom in 1978, he was co-founding stockholder and Vice President of Kiambere Savings and Loan in Nairobi, and a lecturer at the University of Nairobi. He also worked as a Senior Electrical Engineer for the Westinghouse Electric Corporation, Aerospace Division, and Litton Industries Corp. He is a member of the board of directors of Radio One, Inc. and PKS Communications, Inc. He formerly served on the board of the Southern African Enterprise Development Fund, and is on the Board of Trustees of Spellman College. Mr. Jones received a B.S. degree in Electrical Engineering from Trinity College, an M.S. degree in Electrical Engineering from George Washington University and a Masters of Business Administration from Harvard University. Our Board of Directors has concluded that Mr. Jones should serve on the Board and on the Compensation and Nominating and Corporate Governance Committees based on his extensive corporate management experience and, as a long-term member of the board of Iridium Holdings, his deep knowledge of our company.

Alvin B. Krongard, age 73. Mr. Krongard has served as a member of our Board of Directors since the Acquisition in September 2009 and served as a member of the board of directors of Iridium Holdings from 2006 to September 2009. Since 2004, Mr. Krongard has been pursuing personal interests. In 1991, Mr. Krongard was elected Chief Executive Officer of Alex. Brown Incorporated, or Alex. Brown, an investment banking firm, and in 1994, he became Chairman of the board of directors of Alex. Brown. Mr. Krongard also served as Vice Chairman of the board of directors of Bankers Trust Company N.A. from 1997 to 1998, in addition to holding other financial industry posts. He served as Counselor to the Director of the U.S. Central Intelligence Agency from 1998 to 2001, and then as Executive Director of the CIA from 2001 to 2004. Mr. Krongard served on the board of directors of PHH Corporation from January 2005 to June 2009. He serves on the board of directors of Under Armour, Inc., and as Vice Chairman of The Johns Hopkins Health System Corporation. Mr. Krongard received a B.A. degree with honors from Princeton University and a Juris Doctorate degree from the University of Maryland School of Law. Our Board of Directors has concluded that Mr. Krongard should serve on the Board and on the Compensation and Nominating and Corporate Governance Committees based on his extensive corporate management experience, his experience leading an agency of the U.S. government and, as a member of the board of Iridium Holdings, his deep knowledge of our company.

Steven B. Pfeiffer, age 63. Mr. Pfeiffer has served on our Board of Directors since the Acquisition in September 2009 and served on the board of directors of Iridium Holdings from 2001 to September 2009. Mr. Pfeiffer has been a partner in the law firm of Fulbright & Jaworski L.L.P. since 1983 and has served as the elected Chair of the firm’s Executive Committee since 2003. He previously served as the Partner-In-Charge of the Washington, DC and London offices, and headed the firm’s International Department. Mr. Pfeiffer is also a Non-Executive Director of Barloworld Limited in South Africa, Chairman Emeritus of Wesleyan University, a trustee of The Africa-America Institute in New York, a Director of Project HOPE in Washington, D.C., and a Director of the NAACP Legal Defense and Educational Fund, Inc. Mr. Pfeiffer received a B.A. degree from Wesleyan University in Middletown, Connecticut and studied at Oxford University as a Rhodes Scholar, completing a B.A. and a M.A. in jurisprudence. He also holds a M.A. in Area Studies (Africa) from the School of Oriental and African Studies of the University of London and holds a Juris Doctorate from Yale University. Mr. Pfeiffer served as an officer on active and reserve duty in the U.S. Navy. Our Board of Directors has concluded that Mr. Pfeiffer should serve on the Board and on the Compensation Committee based on his extensive corporate management experience, his experience in working with technology companies, and, as a long-term member of the board of Iridium Holdings, his deep knowledge of our company.

Parker W. Rush, age 50. Mr. Rush has served on our Board of Directors since our inception. Mr. Rush has served as the President and Chief Executive Officer and as a member of the Board of Directors of Republic Companies, Inc., or Republic, a provider of property and casualty insurance, since December 2003. Prior to his employment with Republic, Mr. Rush served as a Senior Vice President and Managing Director at The Chubb Corporation and in various other capacities since February 1980. Our Board of Directors has concluded that Mr. Rush should serve on the Board and on the Audit Committee based on his extensive corporate management experience and his financial expertise, including his qualification as an audit committee financial expert under SEC guidelines.

The Board of Directors Recommends

A Vote In Favor of Each Named Nominee.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and us, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that the following nine directors are independent directors within the meaning of the applicable NASDAQ listing standards: Messrs. Barros, Bok, Canfield, Dawkins, Jones, Krongard, Niehaus, Pfeiffer and Rush. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with us. Mr. Desch is not an independent director by virtue of his position as our Chief Executive Officer.

BOARD LEADERSHIP STRUCTURE

Our Board of Directors has an independent Chairman, Mr. Niehaus, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board. We believe that separation of the positions of Chairman and Chief Executive

Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of us and our stockholders. As a result, we believe that having an independent Chairman can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, while our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board. The Chairman has the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met eight times during 2009. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served that were held during the portion of the year for which he was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

Since the Acquisition, our Board has had three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Prior to the Acquisition, our Board had an Audit Committee and a Nominating and Corporate Governance Committee. The following tables provide pre- and post-Acquisition membership and meeting information for 2009 for each of the Board committees:

Pre-Acquisition:

Name	Audit		Nominating and Corporate Governance
Thomas C. Canfield	X		X	*
Kevin P. Clarke	X		X
Parker W. Rush	X	*	X
Total pre-Acquisition meetings in 2009	5		—

Post-Acquisition:

Name	Audit		Compensation		Nominating and Corporate Governance
Robert H. Niehaus			X
J. Darrel Barros	X
Scott L. Bok					X	*
Thomas C. Canfield	X
Terry L. Jones			X		X
Alvin B. Krongard			X		X
Steven B. Pfeiffer			X	*
Parker W. Rush	X	*
Total post-Acquisition meetings in 2009	2		1		—

*	Committee Chairperson

Below is a description of each committee of our Board of Directors. The Board of Directors has determined that, except as specifically described below, each member of each committee is independent within the meaning of the NASDAQ listing standards and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to us.

Audit Committee

The Audit Committee of our Board of Directors was established by the Board to oversee our corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage new a independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; reviews and approves or rejects transactions between us and any related persons; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm. Prior to the Acquisition, the Audit Committee was composed of Mr. Canfield, former director Kevin P. Clarke and Mr. Rush. Since the Acquisition, the Audit Committee has been composed of Messrs. Rush (Chairman), Barros and Canfield. In 2009, the Audit Committee met five times prior to the Acquisition and met twice after the Acquisition. The Audit Committee has adopted a written charter that is available to stockholders on our website at http://investor.iridium.com/governance.cfm.

At least annually, the Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent. The Board of Directors has also determined that Mr. Rush qualifies as an “audit committee financial expert,” as defined in applicable SEC rules.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2009 with management of Iridium Communications Inc. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Respectfully submitted,

AUDIT COMMITTEE

Parker W. Rush, Chairman

J. Darrel Barros

Thomas C. Canfield

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

Prior to the Acquisition, our Board of Directors did not believe a compensation committee was necessary because none of our executive officers or directors received compensation. Our Compensation Committee was formed in connection with the Acquisition and since then has been composed of Messrs. Pfeiffer (Chairman), Jones, Krongard and Niehaus. All members of our Compensation Committee are independent within the meaning of the NASDAQ listing standards. In 2009, the Compensation Committee met once after the Acquisition. The Compensation Committee has adopted a written charter that is available to stockholders on our website at http://investor.iridium.com/governance.cfm.

The Compensation Committee acts on behalf of the Board to review, approve, modify (as necessary) and oversee our compensation strategy, policies, plans and programs, including:

•

establishment of corporate and individual performance objectives relevant to the compensation of our executive officers and other senior management and evaluation of performance in light of these stated objectives;

•

review, approval and modification (as necessary) of the compensation and other terms of employment or service, including severance and change in control arrangements, of our Chief Executive Officer and the other executive officers and directors; and

•	oversight of our equity compensation plans, and other similar plan and programs.

Our Compensation Committee reviews with management our Compensation Discussion and Analysis and considers whether to approve its inclusion in proxy statements and other filings.

Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During 2009, following the Acquisition, our Compensation Committee engaged a compensation consultant, Frederic W. Cook & Co., Inc., to perform an update to a report the consultant had previously delivered to the compensation committee of Iridium Holdings. The results of this updated report are described in more detail in “Executive Compensation—Compensation Discussion and Analysis—Use of Compensation Consultant.”

Compensation Committee Interlocks and Insider Participation

During 2009, the members of our Compensation Committee were Messrs. Pfeiffer, Jones, Krongard and Niehaus, none of whom is a current or former employee of our company or of Iridium Holdings. During 2009 prior to the Acquisition, the members of the Iridium Holdings compensation committee were Messrs. Pfeiffer, Jones and Krongard. Mr. Niehaus served as our chief executive officer from September 20, 2009 until the closing of the Acquisition on September 29, 2009 and as our senior vice president from our formation in 2007 through the closing of the Acquisition.

For information about related-party transactions with Mr. Niehaus and his affiliates, see “Transactions with Related Parties—Related-Person Transactions.” None of the other members of our Compensation Committee had a direct or indirect material interest in any related-party transaction involving our company or Iridium Holdings.

No interlocking relationships exist between our Board of Directors or our Compensation Committee and the Board of Directors or the compensation committee of any other entity. None of our executive officers serves, or in the past year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or our Compensation Committee or on the Board of Directors or compensation committee of Iridium Holdings.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee approved the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Respectfully submitted,

COMPENSATION COMMITTEE

Steven B. Pfeiffer, Chairman

Terry L. Jones

Alvin B. Krongard

Robert H. Niehaus

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as our directors, consistent with criteria approved by the Board, reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for us. Prior to the Acquisition, our Nominating and Corporate Governance Committee was composed of Messrs. Canfield, Clarke and Rush. Since the Acquisition, the Nominating and Corporate Governance Committee has been composed of Messrs. Bok (Chairman), Jones and Krongard. All members of the Nominating and Corporate Governance Committee are independent within the meaning of the NASDAQ listing standards. During 2009, the Nominating and Corporate Governance Committee did not meet prior to or subsequent to the Acquisition. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on our website at http://investor.iridium.com/governance.cfm.

The Nominating and Corporate Governance Committee believes that candidates for director should have minimum qualifications, including having the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider other factors, such as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee can modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given our current needs and those of the Board to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then recommends candidates to the Board for selection.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance

Committee at the following address: c/o Iridium Communications Inc., Attention: Secretary, 1750 Tysons Boulevard, Suite 1400, McLean, VA 22102, not less than 90 days but not more than 120 days prior to the anniversary date of the last annual meeting of stockholders. Submissions must include the name and address of the stockholder making the representation, the number of shares of our common stock beneficially owned by such stockholder as of the date of the submission, the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information for the nominee and a description of the proposed nominee’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications with the Board of Directors

Our Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board or an individual director may send a written communication to the Board or such director addressed to our Secretary at 1750 Tysons Boulevard, Suite 1400, McLean, VA 22102. Each communication must set forth:

•	the name and address of the stockholder on whose behalf the communication is sent; and

•	the number of our shares that are owned beneficially by such stockholder as of the date of the communication.

Each communication will be reviewed by our Secretary to determine whether it is appropriate for presentation to the Board or such director. Examples of inappropriate communications include advertisements, solicitations or hostile communications. Communications determined by our Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis.

Code of Ethics

We have adopted the Iridium Communications Inc. Code of Business Conduct and Ethics, or the Code of Ethics, that applies to all of our officers, directors and employees as well as those of our subsidiaries. The Code of Ethics is available on our website at http://investor.iridium.com/governance.cfm. If we make any substantive amendments to the Code of Ethics or grant any waiver from a provision of the Code of Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Guidelines

The Board of Directors has documented our governance practices by adopting Corporate Governance Guidelines, or the Guidelines, to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Guidelines set forth, among other things, the practices the Board intends to follow with respect to Board composition and selection, Board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation. The Guidelines may be viewed at http://investor.iridium.com/governance.cfm.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Former Independent Registered Public Accounting Firm

Effective January 21, 2009, pursuant to the approval of our Audit Committee, we dismissed Eisner LLP, or Eisner, as our independent registered public accounting firm and engaged Ernst & Young LLP, or E&Y, as our independent registered public accounting firm for the fiscal year ended December 31, 2008. Prior to January 21, 2009, Eisner acted as our independent registered public accounting firm since our inception on November 2, 2007.

The report of Eisner on our financial statements for the fiscal year ended December 31, 2007 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. Our Audit Committee approved the decision to change independent registered public accounting firms.

During the period November 2, 2007 (inception) to December 31, 2007 and during the subsequent interim period ended September 30, 2008, and thereafter through the date of dismissal of Eisner, there were no disagreements between our company and Eisner on any matters of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which disagreements, if not resolved to Eisner’s satisfaction, would have caused Eisner to make reference to the subject matter of the disagreement in connection with its audit report on our financial statements for such period.

During the period November 2, 2007 (inception) to December 31, 2007 and during the subsequent interim period ended September 30, 2008, and thereafter through the date of dismissal of Eisner, there were no “reportable events” as defined in Section 304(a)(1)(v) of Regulation S-K.

We gave permission to Eisner to respond fully to the inquiries of the successor auditor, including concerning the subject matter of this reportable event.

We requested that Eisner furnish us with a letter addressed to the SEC stating whether it agrees with the above statements. A copy of such letter, dated January 21, 2009, was filed as exhibit 16.1 to the current report on Form 8-K filed with the SEC on January 22, 2009.

New Independent Registered Public Accounting Firm

From November 2, 2007 (our inception) through January 21, 2009, we did not consult with E&Y regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, as well as any matters or reportable events described in Items 304(a)(2)(i) or (ii) of Regulation S-K.

The Board of Directors has selected E&Y to continue in its capacity as our independent registered public accounting firm for the fiscal year ending December 31, 2010 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of E&Y as our independent registered public accounting firm. However, the Board of Directors is submitting the selection of E&Y to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of E&Y. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Representatives of E&Y are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2009 and December 31, 2008 by E&Y, our principal accountant.

	Year Ended December 31,
	2009	2008
Audit fees(1)	$911,000	$100,000
Audit-related fees	—	—
Tax fees(2)	247,580	—
All other fees(3)	—	239,960

Total fees(4)	$1,158,580	$339,960

The following table presents fees for the review of our interim financial statements for the first three quarters for fiscal year 2008 and for all other services performed for fiscal year 2008 by Eisner.

2008
Audit fees(5)	$181,955
Audit-related fees	—
Tax fees	—
All other fees	—

Total fees	$181,955

(1)

Fees for audit services included fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, statutory audits required internationally, and fees related to registration statements.

(2)	Tax fees included fees for tax compliance, tax advice and tax planning.
(3)	All other fees included fees for financial and tax diligence services in connection with our proposed acquisition of Iridium Holdings.
(4)

Prior to our acquisition of Iridium Holdings, E&Y served as Iridium Holdings’ principal accountant. The above table only includes those fees billed by E&Y to the Company and does not include fees billed to Iridium Holdings prior to the Acquisition.

(5)	Audit fees included fees for the audit of our annual financial statements and reviews of the financial statements included in our quarterly reports on Form 10-Q.

All fees described above were approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, E&Y. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by E&Y is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Thomas J. Fitzpatrick, age 52. Mr. Fitzpatrick has served as our Chief Financial Officer since April 2010. Previously, from 2002 to December 2009, Mr. Fitzpatrick was Executive Vice President and Chief Financial Officer of Centennial Communications Corp., a publicly traded telecommunications company acquired by AT&T in November 2009. Prior to that, Mr. Fitzpatrick was Chief Financial Officer of a variety of companies, including ICG Commerce, Inc., Digital Access Inc., Inacom Corporation and DecisionOne Corporation and Vice President at Bell Atlantic Corporation (now Verizon). In June 2000, Inacom Corporation filed for bankruptcy. He graduated with a Master of Business Administration from Villanova University. He graduated from Pennsylvania State University with a Bachelor’s degree in business administration and he is also a Certified Public Accountant.

John S. Brunette, age 50. Mr. Brunette has been our Chief Legal and Administrative Officer since the Acquisition in September 2009. Mr. Brunette previously served as Chief Legal and Administrative Officer of Iridium Holdings from December 2007 to September 2009. Prior to joining Iridium Holdings, Mr. Brunette served as a consultant to technology start up companies from March 2005 to November 2007. Mr. Brunette was previously with Teleglobe Inc., or Teleglobe, a global voice and data services provider, where he served from 1998 to 2002 as Executive Vice President, Chief Legal and Administrative Officer, and from 2002 to March 2005 as Chief Executive Officer. In 2002, Teleglobe filed for bankruptcy. Mr. Brunette was also at MCI Communications Corporation, or MCI, for twelve years where he led the company’s corporate legal group. He began his career with the Satellite Business Systems division of IBM Corporation until MCI acquired it in 1986. He holds both a Bachelor of Arts and a Juris Doctorate from The Catholic University of America.

Lt. Gen. John H. Campbell (Ret.), age 62. General Campbell, U.S. Air Force (Retired), has served as Executive Vice President Government Programs of Iridium Satellite since November 2006. Prior to that, from 2004 to November 2006, he served as Principal, Defense and Intelligence, for Applied Research Associates, Inc., or ARA. General Campbell joined ARA after retiring from the United States Air Force after a 32-year career. In the United States Air Force, General Campbell served in a variety of operational and staff assignments around the world. From 1998 to 2000, he was Vice Director of the Defense Information Systems Agency and as the first commander of the Joint Task Force—Computer Network Defense. From 1997 to 1998, he served on the Joint Staff of the Pentagon as Deputy Director for Operations. Between 1971 and 1997, General Campbell served around the world in a variety of operational assignments as an F-15 and F-16 fighter pilot and Wing Commander. General Campbell is the recipient of numerous military and intelligence community awards, including the Defense Distinguished Service Medal, the Legion of Merit, the Air Medal, the National Imagery and Mapping Agency Award, the National Reconnaissance Distinguished Medal, and the National Security Agency Award. He is a graduate of the University of Kentucky with a degree in Computer Science and a Masters of Business Administration.

Cynthia C. Cann, age 42. Ms. Cann has served as Vice President and Controller of Iridium Satellite since January 2009. Prior to that, Ms. Cann served in BearingPoint, Inc.’s State and Local Business Unit as Controller from May 2005 to December 2007 and as Head of Operations from January 2008 to January 2009. From January 2005 to May 2005, Ms. Cann served as a consultant for KPMG LLP. Ms. Cann graduated with a Bachelor of

Science degree in Accounting from the Virginia Polytechnic Institute and State University, and received a six month certification from the Georgetown University International Master of Business Administration Program. She is also a Certified Public Accountant.

Gregory C. Ewert, age 48. Mr. Ewert has served as the Executive Vice President Sales, Global Distribution Channels of Iridium Satellite since 2004. Prior to joining Iridium Satellite, he served as Executive Vice President for Marketing, Sales, Product Development, Business Development and Customer Service for COMSAT International, Inc. from 2002 to 2004. Prior to COMSAT, he held executive positions within Teleglobe Inc., ranging from Senior Vice President of Global Data Services to Vice President and General Manager of Carrier and Emerging Markets from 1998 to 2002. In 2002, Teleglobe filed for bankruptcy. Before Teleglobe, he worked for Sprint Nextel Corporation from 1987 to 1997, where he held various positions including President of Sprint International of Canada. He holds a Bachelor’s degree in Finance from Canisius College, Buffalo, New York.

John M. Roddy, age 55. Mr. Roddy has served as Executive Vice President Global Operations and Product Development of Iridium Satellite since August 2007 and he served as a consultant from October 2006 until he joined as an employee. Prior to joining Iridium Satellite, Mr. Roddy held numerous executive positions at Telcordia from 2003 to July 2006, including President, Telcordia Global Services; Senior Vice President, Global Operations; and Chief Information Officer. Prior to joining Telcordia, at Nortel, he was Vice President and General Manager of the Carrier Professional Services Business Unit serving the CLEC and new market entrants from 1999 to 2001. Prior to that, he was Vice President, Technology and Director, Ottawa Laboratories for Public Carrier Networks from 1997 to 1998. He also held the position of Vice President, Canadian Technical Services and Global Product Support from 1993 to 1996. He holds a Master of Business Administration from McMaster University, Hamilton, Canada.

S. Scott Smith, age 51. Mr. Smith has served as the Executive Vice President, Iridium NEXT since April 2010. Previously, from January 2006 to April 2010, Mr. Smith served as Senior Vice President and Chief Operating Officer of DigitalGlobe, Inc., or DigitalGlobe. Prior to DigitalGlobe, from 1995 until January 2006, Mr. Smith was employed with Space Imaging Inc., most recently as Executive Vice President. Prior to this, Mr. Smith held various engineering and management positions for Lockheed Missiles & Space Company. Mr. Smith holds a Bachelor of Science in Aerospace Engineering from Syracuse University and a Master of Science in Aeronautical and Astronautical Engineering from Stanford University.

Donald L. Thoma, age 48. Mr. Thoma has served as the Executive Vice President Marketing of Iridium Satellite LLC since May 2008. Prior to that time, Mr. Thoma served as Executive Vice President of Corporate Development from November 2006 to May 2008, as Executive Vice President of Vertical Markets from September 2004 to November 2006 and as Executive Vice President of Data Services from June 2001 to September 2004. From 2001 to 2002, he served as Vice President of Marketing and Business Development for ObjectVideo, Inc. Prior to that, from 1992 to 2000, he held various positions of responsibility for ORBCOMM ranging from Senior Director of Transportation to Founder and General Manager of the Vantage Tracking Solutions business unit and Vice President, Business Development. From 1988 to 1990, he was the director of integration and launch operations for Orbital Sciences Corporation. Previously, he served as a Captain in the United States Air Force Space Division from 1983 to 1988. He holds a Bachelor’s degree in Aeronautical Engineering from the Rensselaer Polytechnic Institute, a Master’s degree in Aerospace Engineering from the University of Southern California and a Masters of Business Administration from the Harvard Business School.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2010 by (i) each nominee for director, (ii) each of the executive officers named in the Summary Compensation Table, (iii) all of our executive officers and directors as a group and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percentage (%)
5% Holders
Baralonco Limited(2)	11,648,080	16.6
Greenhill & Co., Inc.(3)	12,924,016	17.4
Integrated Core Strategies (US) LLC(4)	5,350,620	7.1
Syndicated Communications, Inc.(5)	5,280,580	7.5
Syndicated Communications Venture Partners IV, L.P.(6)	4,030,855	5.7
T. Rowe Price Associates, Inc.(7)	4,377,600	6.2

Executive Officers and Directors
Matthew J. Desch(8)	223,493	*
Eric H. Morrison	280,218	*
John S. Brunette	—	*
Gregory C. Ewert	277,791	*
John M. Roddy	—	*
Robert H. Niehaus(9)	601,967	*
Scott L. Bok(10)	931,234	1.3
Thomas C. Canfield(11)	91,451	*
Brigadier Gen. Peter M. Dawkins (Ret.)(12)	2,920	*
Terry L. Jones(13)	4,033,743	5.7
Alvin B. Krongard(14)	32,572	*
Steven B. Pfeiffer(15)	3,788	*
J. Darrel Barros(16)	2,888	*
Parker W. Rush(17)	90,199	*
Harold J. Rodriguez, Jr.(18)	—	*
All directors and executive officers as a group (18 persons)(19)	6,750,422	9.5

*	Less than 1% of the outstanding shares of common stock.

(1)

This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 70,247,701 shares outstanding on March 31, 2010.

(2)

This information has been obtained from a Schedule 13D filed on October 8, 2009 by Baralonco Limited and its sole owner, Khalid bin Abdullah bin Abdulrahman. According to the Schedule 13D, Khalid bin Abdullah bin Abdulrahman shares voting and dispositive power with respect to the shares held by Baralonco Limited. The principal business address of Baralonco Limited is: Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands VG1110.

(3)

This information has been obtained from a Schedule 13G/A filed on February 10, 2010 by Greenhill & Co., Inc., or Greenhill. According to the Schedule 13G/A, Greenhill has sole voting and dispositive power with respect to 12,924,106 shares of our common stock, which include 4,000,000 shares underlying immediately exercisable warrants. Mr. Bok, one of our directors, is a managing director of Greenhill. Mr. Niehaus, a director of our company, is Chairman of Greenhill Capital Partners. Mr. Rodriguez is our former Chief

Financial Officer and is Chief Administrative Officer, Chief Compliance Officer and a managing director of Greenhill. The principal business address of Greenhill is: 300 Park Avenue, New York, NY 10022.
(4)

This information has been obtained from a Schedule 13G filed on October 26, 2009 by Integrated Core Strategies (US) LLC, or ICS, as supplemented by the stockholder. According to the Schedule 13G, Millennium Management LLC, or Millennium, as the general partner of the managing member of ICS, and Mr. Israel A. Englander, as the managing member of Millennium, shares voting and dispositive power with respect to the 5,350,620 shares underlying immediately exercisable warrants. The principal business address of ICS is: 666 Fifth Avenue, New York, NY 10103.

(5)

This information has been obtained from a Schedule 13D filed on October 9, 2009 by Syndicated Communications, Inc., or SCI. According to the Schedule 13D, Mr. Wilkins, who has a controlling ownership interest in SCI, shares voting and dispositive power with respect to the shares held by SCI. The principal business address of SCI is: 10420 Little Patuxent Way, Suite 495, Columbia, MD 21044.

(6)

This information has been obtained from a Schedule 13D filed on October 9, 2009 by Syndicated Communications Venture Partners IV, L.P., or the SynCom Fund. According to the Schedule 13D, WJM Partners IV, LLC, or WJM, as the SynCom Fund’s General Partner, and Messrs. Terry L. Jones, Duane McKnight, Herbert Wilkins, Sr., and Milford Anthony Thomas as the managing members of WJM shares voting and dispositive power with respect to the shares held by the SynCom Fund. The principal business address of the SynCom Fund is: 8515 Georgia Avenue, Suite 725, Silver Spring, MD 20910.

(7)

This information has been obtained from a Schedule 13G filed on February 12, 2010 by T. Rowe Price Associates, Inc., or T. Rowe Price. According to the Schedule 13G, T. Rowe Price has sole voting power with respect to 836,000 shares of our common stock and sole dispositive power with respect to 4,377,600 shares of our common stock, which includes 389,700 and 1,985,500 shares underlying immediately exercisable warrants, respectively. The principal business address of T. Rowe Price is 100 E. Pratt Street, Baltimore, MD 21202.

(8)	Includes 27,000 shares underlying immediately exercisable warrants.
(9)	Includes 200,000 shares underlying immediately exercisable warrants and 3,691 shares underlying vested restricted stock units.
(10)	Includes 200,000 shares underlying immediately exercisable warrants and 4,734 shares underlying vested restricted stock units.
(11)	Includes 43,479 shares underlying immediately exercisable warrants and 4,493 shares underlying vested restricted stock units.
(12)	Consists of 2,920 shares underlying vested restricted stock units.
(13)

Consists of 4,030,855 shares held by the SynCom Fund and 2,888 shares underlying vested restricted stock units held directly by Mr. Jones. Mr. Jones is a managing member of WJM, the General Partner of the SynCom Fund. Mr. Jones disclaims beneficial ownership of the shares held by the SynCom Fund except to the extent of his pecuniary interest in such shares.

(14)

Includes 7,384 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2010. Excludes 115,233 shares held by The Krongard Irrevocable Equity Trust dated June 30, 2009, a trust held for the benefit of Mr. Krongard’s children of which Mr. Krongard’s wife is the trustee. Mr. Krongard disclaims beneficial ownership of any shares held by The Krongard Irrevocable Equity Trust dated June 30, 2009.

(15)	Consists of 1,573 shares underlying vested restricted stock units and 2,215 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2010.
(16)	Consists of 2,888 shares underlying vested restricted stock units.
(17)	Includes 43,479 shares underlying immediately exercisable warrants and 3,241 shares underlying vested restricted stock units.
(18)	Excludes 15,000 shares and 15,000 shares underlying immediately exercisable warrants held by Mr. Rodriguez’s wife, as to which Mr. Rodriguez disclaims beneficial ownership.
(19)

Includes 9,599 shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2010, an aggregate of 513,958 shares underlying immediately exercisable warrants and 26,428 shares underlying vested restricted stock units. See footnotes 8 through 17.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during 2009, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were timely complied with; except that one report, covering one transaction, was filed 5 days late by Baralonco Limited.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Background

Prior to the Acquisition in September 2009, none of our officers received any compensation for service rendered to us. Accordingly, this discussion and analysis relates to the compensation of executive officers of Iridium Holdings who became our executive officers following the Acquisition. These executive officers included Matthew J. Desch, Eric H. Morrison, John S. Brunette, Gregory C. Ewert and John M. Roddy, who are named in the Summary Compensation Table below. We refer to the executive officers named in the Summary Compensation Table as our named executive officers.

The compensation of these executives for the portion of 2009 prior to the Acquisition was determined by Iridium Holdings. Following the Acquisition, we have retained and continued the 2009 compensation structure, components and levels previously established by Iridium Holdings. Prior to the Acquisition, Iridium Holdings was a privately held company and accordingly was not as formal in its compensation practices and policies as many publicly traded companies.

Immediately following the Acquisition, our Board of Directors established a Compensation Committee consisting of Steven B. Pfeiffer, Terry L. Jones, Alvin B. Krongard and Robert H. Niehaus. Messrs. Pfeiffer, Jones and Krongard had also been the members of the compensation committee of Iridium Holdings prior to the Acquisition.

Objectives of Our Compensation Program

Our executive compensation program is designed to achieve the following three primary objectives:

•	to provide a competitive compensation package to attract and retain talented individuals to manage and operate all aspects of our business;

•	to reward the achievement of corporate and individual objectives that promote the growth and profitability of our business; and

•	to align the interests of executive officers with those of our stockholders by providing long-term equity-based compensation.

To meet these objectives, our executive compensation package consists of a mix of base salary, performance-based annual cash incentive bonuses, standard employee benefits and long-term incentives in the form of equity-based awards. We believe that performance-based compensation is an important component of the total executive compensation package for attracting, motivating and retaining high quality executives. Accordingly, a significant portion of the compensation for the named executive officers is in the form of cash compensation that is subject to the achievement of annual performance goals and equity-based compensation that enables them to share in the growth of our company. We do not have formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation, or among different forms of cash compensation or non-cash compensation.

Role of the Chief Executive Officer

Prior to the Acquisition, the chief executive officer of Iridium Holdings, in consultation with the Iridium Holdings compensation committee and its executive compensation consultant, played a significant role in the development of its compensation program. All compensation decisions at Iridium Holdings were recommended by its chief executive officer for the review and approval of the Iridium Holdings compensation committee, with the exception of the compensation of the chief executive officer himself, which was determined by the committee with input from the chief executive officer.

Use of Compensation Consultant

In late 2007, the Iridium Holdings compensation committee engaged a compensation consultant to review its executive compensation structure in anticipation of becoming a publicly traded company. The compensation consultant delivered reports to the committee during the first quarter of 2008 comparing the base salary, bonus, equity compensation, long-term incentives and perquisites paid or provided to Iridium Holdings’ executive officers to the compensation and benefits provided to the executive officers of a number of publicly traded communications and technology companies regarded as comparable to Iridium Holdings. Based on these reports, the Iridium Holdings compensation committee significantly increased the base salaries and target bonus amounts of the named executive officers in 2008 to bring them more in line with those paid by comparable public companies. The Iridium Holdings compensation committee did not use a compensation consultant in connection with 2009 executive compensation, but, in light of the increases in 2008 and prevailing market conditions, the Iridium Holdings compensation committee determined not to further increase salaries or bonus targets for 2009.

After the closing of the Acquisition, our Compensation Committee requested from the compensation consultant an update of the 2008 report focusing in particular on the cash components of the compensation program. The compensation consultant delivered an updated report to the Compensation Committee in October 2009, which compared the base salary and incentive cash bonus opportunity provided to the executive officers of Iridium Holdings who had just become the executive management team of our company to the cash compensation provided to the executive officers of the following communications and technology companies:

•	Intelsat Corporation

•	PAETEC Holding Corp.

•	Time Warner Telecom Inc.

•	Hughes Communications, Inc.

•	Inmarsat Finance plc

•	Loral Space & Communications Inc.

•	ViaSat, Inc.

•	Premiere Global Services Inc.

•	Broadview Networks Holdings, Inc.

•	NeuStar Inc.

•	EMS Technologies, Inc.

•	J2 Global Communications Inc.

•	GeoEye Inc.

•	Globecomm Systems Inc.

•	Globalstar, Inc.

•	SkyTerra Communications, Inc.

•	ORBCOMM Inc.

This list of companies was developed by the compensation consultant and approved by our Compensation Committee. The companies were chosen because they were public companies in the same industry as our company or in related industries and because they were generally comparable with our company in terms of their levels of revenue, EBITDA, net income, assets, market capitalization and number of employees. This list was similar to the list of companies included in the 2008 report, but deleted two of the companies in the earlier report and added seven new companies.

This report concluded that (1) the salary levels for our executive officers were at or somewhat above the median of those at the comparable companies, (2) their target annual bonuses fell between the median and the 75th percentile of those at the comparable companies and (3) their target overall annual cash compensation levels fell between the median and the 75th percentile of those at the comparable companies. Based on the conclusions in this updated report, our Compensation Committee determined not to change the 2009 salary and bonus amounts previously established by Iridium Holdings.

Elements of Executive Compensation

The compensation received by the named executive officers in 2009 consisted of the following elements:

Base Salary

Base salaries for our executive officers are generally based on the scope of their responsibilities, historical performance and individual experience. We also aim to set base salaries at levels generally comparable with those of executives in similar positions and with similar responsibilities at comparable companies as necessary to attract, retain and motivate executives. Base salaries are reviewed annually, and may be further adjusted from time to time.

As discussed above, the Iridium Holdings compensation committee significantly increased executive salaries in 2008 and, in view of those increases, determined to hold salary levels unchanged for 2009. Following the Acquisition, our Compensation Committee did not make any changes to the 2009 base salary levels of the named executive officers in effect prior to the Acquisition.

For 2009, Mr. Desch’s base salary was $675,000, Mr. Morrison’s base salary was $325,000, Mr. Brunette’s base salary was $430,000, Mr. Ewert’s base salary was $340,000 and Mr. Roddy’s base salary was $320,000.

Annual Cash Incentive Bonus Program

We utilize cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. In general, near the beginning of each year, we determine target bonus amounts and performance parameters for our executives, which may be based on company-wide performance or individual performance, or a combination of both. Following the end of the year, we then determine the level of achievement by each executive and the appropriate bonus amount. Historically, all the target performance objectives we have used have been company-wide objectives, with a subjective personal performance factor being applied for each executive at the end of the process when the final bonus amounts are determined. We do not have a policy to attempt to recover cash bonus payments paid to our executive officers if the performance objectives that led to the determination of such payments were to be restated, or found not to have been met to the extent that we originally believed.

In 2009, Iridium Holdings maintained such a performance-based cash incentive bonus program in which all of its employees, including the named executive officers, participated. Our Compensation Committee determined following the Acquisition that it was appropriate to continue this program for the remainder of 2009.

Target Bonuses. Under the terms of the cash incentive bonus program, each participant is assigned a target bonus amount expressed as a percentage of such employee’s base salary. As discussed above, the Iridium Holdings compensation committee determined to leave 2009 target bonus amounts unchanged from the 2008 amounts. The target bonus amounts for 2009 for each named executive officer were:

•	Mr. Desch’s target bonus was equal to 90% of his base salary;

•	the target bonus for each of Messrs. Morrison, Brunette and Ewert was equal to 75% of their respective base salaries; and

•	Mr. Roddy’s target bonus was equal to 60% of his base salary.

Determination of the 2009 Bonus Pool. Each year, the individual bonus targets of each employee in the bonus program are added together to establish the “annual bonus pool target” for the program. The actual bonus pool for the applicable year is funded based on the level of achievement of pre-established company-wide financial performance goals and organizational imperatives. When the level of achievement of financial performance goals and organizational imperatives has been verified by our Compensation Committee following the end of the year, the achieved financial performance goals and organizational imperatives are added together to determine the total “corporate target bonus factor,” expressed as a percentage between 0% and the maximum potential percentage, which was 170% in 2009. This corporate target bonus factor is then multiplied by the annual bonus pool target to compute the total bonus pool.

The financial performance goals for Iridium Holdings for 2009 consisted of:

•	a company-wide revenue target of $344.2 million, weighted at 20% of the annual bonus pool target, with:

•	achievement below 95% of the target resulting in no funding of the bonus pool;

•	achievement of at least 95% of the target but less than 100% resulting in funding based on a sliding scale between 0% and 20% of the bonus pool; and

•	achievement between 100% and 116% of the target resulting in funding based on a sliding scale between 20% and 40% of the bonus pool; and

•	an adjusted Operational EBITDA target of $133.9 million, weighted at 50% of the annual bonus pool target, with:

•	achievement below 92% of the target resulting in no funding of the bonus pool;

•	achievement of at least 92% of the target but less than 100% resulting in funding based on a sliding scale between 0% and 50% of the bonus pool; and

•	achievement between 100% and 120% of the target resulting in funding based on a sliding scale between 50% and 100% of the bonus pool.

Operational EBITDA for Iridium Holdings was defined as earnings before interest; income taxes; depreciation and amortization; Iridium NEXT revenue and expenses; and expenses associated with the Acquisition. Our Compensation Committee, in measuring our achievement of Operational EBITDA following the end of 2009, determined that it would be fair and appropriate also to exclude from the calculation adjustments of approximately $9.6 million attributable to purchase accounting as a result of the Acquisition. This decision reflected our Compensation Committee’s view that these expenses would not have been incurred had Iridium Holdings remained an independent company and that including these expenses would unfairly punish the participants since the original target did not contemplate expenses of this nature.

Organizational imperatives accounted for the remaining 30% of the annual bonus pool target. The organizational imperatives for 2009 were:

•

core organizational imperatives, consisting of the successful completion of activities leading to a successful vote by the stockholders of our company on the Acquisition and the subsequent transition of Iridium Holdings to being a public company, weighted at 15% of the target bonus pool; and finalizing an agreement with a prime contractor for the development of Iridium NEXT, weighted at 15% of the bonus pool; and

•

stretch organizational imperatives, consisting of delivering beneficial tax treatment for the unitholders of Iridium Holdings, either through the closing of the Acquisition or otherwise, which would add an additional 15% to the bonus pool; and the successful closing of a secondary payload agreement, which would add an additional 15% to the bonus pool.

The organizational imperatives were individually weighted as shown above and were to contribute between 0% of the total funding of the bonus pool if no organizational imperatives were achieved and 60% if all organizational imperatives were achieved.

The 2009 bonus pool was funded at 80% of the target bonus pool, reflecting (i) none of the 20% attributable to the company-wide revenue target, since revenues were less than 95% of that target, (ii) all of the 50% attributable to the achievement of the adjusted Operational EBITDA target, since we achieved $133.9 million, which was 100% of the target, and (iii) all of the 30% attributable to the achievement of the organizational imperatives, since we achieved one of the core imperatives, the completion of the Acquisition, which was worth 15% of the pool, and also achieved one of the stretch imperatives, delivering beneficial tax treatment to unitholders of Iridium Holdings, which was worth an additional 15%.

Determination of Individual Bonuses for 2009. Once the actual amount of the bonus pool has been determined, our Compensation Committee determines a “personal bonus factor” for each executive participating in the program. This personal bonus factor can be between 0% and 150%.

For the named executive officers other than himself, Mr. Desch has the discretion to recommend to the Compensation Committee, based on his assessment of the executive’s performance during the year, that it vary the personal performance factor of each executive above or below 100%. The Compensation Committee then makes its own determination whether or not to accept Mr. Desch’s recommendation. In making their respective assessments, Mr. Desch and the Compensation Committee independently consider individual performance goals communicated to the executive during the year, which include factors such as the introduction of new products, the achievement of sales goals for existing products, exhibiting strong leadership skills, expanding international licenses, execution of new partnering agreements, increasing inventory efficiency and improving overall customer satisfaction. None of these goals is individually weighted and Mr. Desch may take other factors into account in recommending to the Compensation Committee the amount of bonus to award and the Compensation Committee may utilize these or other factors in determining whether or not to accept or adjust Mr. Desch’s recommendation.

In the case of Mr. Desch, the Compensation Committee makes its own independent evaluation of his personal performance in determining his personal bonus factor.

Each executive’s incentive bonus will then be then calculated based on his target bonus multiplied by the corporate target bonus factor multiplied by that executive’s personal bonus factor. For example, if an executive had a base salary of $200,000 and a target bonus equal 50% of his base salary, such executive’s target bonus would be $100,000. If we achieve a corporate target bonus factor of 90%, the executive’s bonus should equal 90% of his target bonus, or 45% of base salary, for a total bonus of $90,000. However, Mr. Desch might recommend or the Compensation Committee might apply a personal bonus factor other than 100% to the annual bonus the executive would have otherwise earned. In this example, if Mr. Desch recommended a personal factor of 120% for the executive, and the Compensation Committee agreed with his recommendation, the executive’s annual bonus would be 120% of $90,000, or $108,000.

For 2009, Messrs. Desch, Morrison, Brunette, Ewert and Roddy earned cash incentive bonuses of $486,000, $214,500, $258,000, $193,800 and $145,920, respectively. In the case of Messrs. Desch, Morrison, Brunette, Ewert and Roddy, the cash incentive bonus was calculated by multiplying such named executive officer’s target bonus by 80% and then multiplying that result by a personal bonus factor of 100%, 110%, 100%, 95% and 95%, respectively.

Equity-Based Incentive Compensation

We utilize stock options and other stock-based awards to reward long-term performance. We believe that providing a meaningful portion of an executive’s total compensation package in the form of equity awards helps to align the incentives of the executives with the interests of our stockholders. Our practice in general is to make these awards subject to time-based vesting, which we believe helps to retain executives and motivate them. We do not have any stock ownership guidelines or requirements for our executive officers.

Iridium Holdings was a limited liability company. Because it was not a corporation and because of its pass-through tax status, Iridium Holdings used a variety of equity and equity-like awards other than stock options to provide long-term incentives to its executives. These are discussed in the following paragraphs to the extent they were granted in 2009 or provided value to any of the named executive officers at the time of the Acquisition.

Treatment of Previously Granted Phantom Profits Interests in Iridium Holdings. In 2006, Iridium Holdings granted phantom profits interests to Messrs. Desch and Roddy in connection with their employment. The phantom profits interests provided that Messrs. Desch and Roddy would be entitled to receive cash payments as if they held a 2.5% and a 0.5% ownership interest in Iridium Holdings, respectively, and were therefore entitled to receive distributions from Iridium Holdings, but in each case only once such distributions exceeded a designated threshold amount. The threshold amount was intended to reflect an estimate of the value of Iridium Holdings at the time of the award and the awards were intended, among other things, to provide Messrs. Desch and Roddy an interest in the appreciation of the value of Iridium Holdings in the event of a transaction like the Acquisition.

Each of the phantom profits interests was granted subject to a time-based vesting schedule, with vesting over four years in the case of Mr. Desch and over three years in the case of Mr. Roddy, but also provided that the phantom profits interests would become fully vested upon the closing of a transaction such as the Acquisition. Pursuant to the terms of the phantom profits interests, they were cashed out in full upon the closing of the Acquisition for amounts reflecting their net value over the specified thresholds. The amount of these cash payments were $4,483,698 in the case of Mr. Desch and $179,518 in the case of Mr. Roddy.

Treatment of Previously Granted Employee Holdings LLC Units. In 2008, Mr. Desch, along with several other employees, was awarded units in Employee Holdings LLC, or Employee Holdings. The assets of Employee Holdings consisted entirely of Class B units in Iridium Holdings. Mr. Desch received 39,582 units of Employee Holdings, each representing one Iridium Holdings Class B unit. The units provided that Mr. Desch would be indirectly entitled to receive distributions from Iridium Holdings, but only after such distributions exceeded a designated threshold amount. The threshold amount was intended to reflect an estimate of the value of Iridium Holdings at the time of the award and the awards were intended, among other things, to provide the recipients an interest in the appreciation of the value of Iridium Holdings Class B units in the event of a transaction like the Acquisition.

The units were granted subject to a time-based vesting schedule, with 25% of the units granted to Mr. Desch being fully vested on the grant date and the remaining 75% vesting ratably over three years, with the units becoming fully vested upon the closing of a transaction such as the Acquisition. Iridium Holdings elected in connection with the Acquisition to permit Mr. Desch and the other holders of these units to make what amounted to a net exercise or settlement to realize the net value of the units. Accordingly, immediately prior to the closing of the Acquisition, the units were reduced to a lesser number of units not subject to a threshold amount based on a ratio intended to maintain the same economic benefit for the units. The reduced number of units Mr. Desch received was the indirect equivalent of 7,923 Iridium Holdings Class B units. The related Class B units were exchanged in the Acquisition for consideration of $660,515 in cash and 151,993 shares of our common stock.

Treatment of Previously Granted Iridium Employee Holdings LLC Units. Over the last several years, Messrs. Morrison and Ewert, along with several other employees, were awarded units in Iridium Employee Holdings LLC, or Iridium Employee Holdings. Mr. Morrison was granted a total of three awards, one of 125 units in 2001, one of 125 units in 2005 and one of 750 units in 2006. Mr. Ewert was granted one award of 1,000 units in 2005. The assets of Iridium Employee Holdings consisted entirely of Class B units in Iridium Holdings. Each Iridium Employee Holdings unit represented 15.484 Iridium Holdings Class B units. The units provided that Messrs. Morrison and Ewert would be indirectly entitled to receive distributions from Iridium Holdings, but in the case of the 2005 and 2006 grants, only once such distributions exceed a designated threshold amount. The threshold amount was intended to reflect an estimate of the value of Iridium Holdings at the time of the respective award and the awards were intended, among other things, to provide the recipients an interest in the appreciation of the value of Iridium Holdings Class B units in the event of a transaction like the Acquisition.

The units were fully vested by the time of the Acquisition pursuant to their time-based vesting schedule. Iridium Holdings elected in connection with the Acquisition to permit the holders of these units, including Messrs. Morrison and Ewert, to make what amounted to a net exercise or settlement to realize the net value of the units. Accordingly, immediately prior to the closing of the Acquisition, the units were reduced to a lesser number of units not subject to a threshold amount based on a ratio that maintained the same economic benefit for all such units. The reduced number of units was the indirect equivalent of 14,608 Iridium Holdings Class B units in the case of Mr. Morrison and 14,481 Iridium Holdings Class B units in the case of Mr. Ewert. The related Class B units were exchanged in the Acquisition for consideration of $1,217,738 in cash and 280,218 shares of our common stock in the case of Mr. Morrison and $1,207,193 in cash and 277,791 shares of our common stock in the case of Mr. Ewert.

Stock Option Grants. Following the Acquisition, only some of our executives had any equity interest in our company, which they received in the Acquisition as partial consideration for their previous interests in Iridium Holdings. Accordingly, in order to retain our executives and employees and further align their interests with those of our stockholders, our Compensation Committee determined in November 2009 following the Acquisition that it was appropriate to make a company-wide grant of options to acquire shares of our common stock. These grants were made to all employees, including the named executive officers who joined our company at the time of the Acquisition. These options have an exercise price of $8.73 per share, the closing price of our common stock on the date of grant, and vest 25% on the first anniversary of grant and the remaining 75% thereafter in 12 equal quarterly installments, except for Mr. Morrison’s option, which vests 50% on the first anniversary of grant and the remaining 50% thereafter in four equal quarterly installments. The following table indicates the number of options granted to each of the named executive officers in November 2009:

Name	Number of Shares Underlying Options
Matthew J. Desch	400,000

Eric H. Morrison	67,500

John S. Brunette	135,000

Gregory C. Ewert	135,000

John M. Roddy	135,000

Scott L. Bok	—

Robert H. Niehaus	—

Harold J. Rodriguez, Jr.	—

Severance Benefits

In connection with the commencement of their employment prior to the Acquisition, each of the named executive officers individually negotiated the severance provisions set forth in their respective employment agreements or employment letter agreements that are applicable under various termination scenarios, including termination without cause, termination for good reason or constructive discharge and termination in connection with a change in control. These provisions are discussed more fully in the section below under the heading “—Potential Payments upon Termination or Change in Control.”

401(k) Plan

Our employees, including our named executive officers, are eligible to participate in our 401(k) plan. Our 401(k) plan is intended to qualify as a tax qualified plan under Section 401 of the Internal Revenue Code of 1986, as amended, or the Code. Our 401(k) plan provides that each participant may contribute a portion of his or her pretax compensation, up to a statutory limit, which for most employees is $16,500 in 2009, with a larger “catch up” limit for older employees. Employee contributions are held and invested by the plan’s trustee. We match employee contributions dollar for dollar up to 5% of an employee’s salary, with a maximum match per employee of $12,250 in each calendar year.

Other Benefits and Perquisites

Under the terms of his employment agreement with Iridium Holdings, which we effectively assumed in the Acquisition, Mr. Desch is entitled to a leased automobile at our expense and we reimburse Mr. Desch for the annual dues at a Washington, D.C.-area country club.

We provide medical insurance, dental insurance, vision coverage, life insurance and accidental death and dismemberment insurance benefits to all full-time employees, including our named executive officers. These benefits are available to all employees, subject to applicable laws. Our executive officers generally do not receive any perquisites, except for the benefits described above for Mr. Desch. In addition, from time to time, we have provided relocation expenses in connection with the relocation of executive officers. We do not make available to any employees any defined benefit pension or nonqualified deferred compensation plan or arrangement.

Deductibility of Executive Compensation; Code Section 162(m)

One or more executive officer’s annual compensation may exceed $1.0 million. Code Section 162(m) denies a federal income tax deduction for specified compensation in excess of $1.0 million per year paid to the chief executive officer and the three other most highly paid executive officers, other than a company’s chief executive officer and chief financial officer, of a publicly traded corporation. Some types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. Our policy is to qualify compensation paid to our executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, our Compensation Committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of our company and its stockholders.

Accounting Considerations

Any equity compensation expense will be accounted for under accounting rules that require a company to estimate and record an expense for each award of equity compensation over the service period of the award.

Compensation Pre- and Post-Acquisition

The following information regarding 2009 compensation to our named executive officers includes both compensation they received from Iridium Holdings prior to the Acquisition in September 2009 and compensation they received from us after they joined our executive team following the Acquisition. Information regarding 2008 compensation includes only compensation they received from Iridium Holdings. Prior to the Acquisition, none of our officers received any compensation for service rendered to us.

The named executive officers consist of our chief executive officer, our chief financial officer, our other three most highly compensated executive officers during 2009, and three other individuals who served as our chief executive officer or chief financial officer during 2009 prior to the Acquisition.

Summary Compensation Table

The following table shows the total compensation earned by the named executive officers in 2008 and 2009.

Name and Principal Position	Year	Salary(1)	Equity Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation		Total
Matthew J. Desch,	2009	$675,000	—	$2,246,964	$486,000	$23,353	(5)	$3,431,317
Chief Executive Officer	2008	675,000	$3,573,953	—	759,375	32,389	(5)	5,040,717

Eric H. Morrison,	2009	325,000	—	364,635	214,500	12,250	(7)	916,385
Chief Financial Officer(6)	2008	325,000	—	—	304,688	11,500	(7)	641,188

John S. Brunette,	2009	430,000	—	758,350	258,000	12,250	(8)	1,458,600
Chief Legal and Administrative Officer	2008	430,000	539,741	—	258,000	4,480	(8)	1,232,221

Gregory C. Ewert,	2009	340,000	—	758,350	193,800	12,250	(7)	1,304,400
Executive Vice President of Global Distribution Channels	2008	340,000	—	—	318,750	11,500	(7)	670,250

John M. Roddy,	2009	320,000	—	758,350	145,920	12,250	(9)	1,236,520
Executive Vice President for Global Operations and Product Development	2008	320,000	—	—	240,000	40,871	(9)	600,871

Scott L. Bok,	2009	—	—	—	—	25,000	(11)	25,000
former chief executive officer(10)	2008	—	—	—	—	—		—

Robert H. Niehaus,	2009	—	—	—	—	25,000	(11)	25,000
former chief executive officer(12)	2008	—	—	—	—	—		—

Harold J. Rodriguez, Jr.,	2009	—	—	—	—	—		—
former chief financial officer(13)	2008	—	—	—	—	—		—

(1)

The amounts in this column for 2009 reflect the following amounts of salary paid by Iridium Holdings to the respective executive for the period prior to the Acquisition: $506,250 to Mr. Desch, $243,750 to Mr. Morrison, $322,500 to Mr. Brunette, $255,000 to Mr. Ewert and $240,000 to Mr. Roddy; plus the following amounts of salary paid by us to the respective executive for the period following the Acquisition: $168,750 to Mr. Desch, $81,250 to Mr. Morrison, $107,500 to Mr. Brunette, $85,000 to Mr. Ewert and $80,000 to Mr. Roddy.

(2)

The amounts in this column for 2008 reflect the aggregate dollar amount of the accounting expenses that were recognized in 2008 and will be recognized in subsequent years for financial statement reporting purposes with respect to LLC units in Employee Holdings granted in 2008. Pursuant to SEC rules, these amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 2 to Iridium Holdings’ consolidated financial statements for the year ended December 31, 2008.

(3)

The amounts in this column for 2009 reflect the aggregate dollar amount of the accounting expense that will be recognized in 2009 and subsequent years for financial statement reporting purposes with respect to stock options granted in 2009. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 2 to our consolidated financial statements for the year ended December 31, 2009.

(4)	The amounts in this column reflect cash incentive bonuses earned during the respective year and paid during the first quarter of the following year.
(5)

Consists in 2008 of $11,500 in 401(k) matching contributions, $8,889 of company-paid expenses for personal use of a leased automobile and $12,000 in reimbursement of country club dues. Consists in 2009 of $12,250 in 401(k) matching contributions, $3,803 of company-paid expenses for personal use of a leased automobile and $7,300 in reimbursement of country club dues.

(6)	Mr. Morrison served as chief financial officer of our company until April 5, 2010.
(7)	Consists of 401(k) matching contributions.
(8)	Consists of 401(k) matching contributions.
(9)	Includes 401(k) matching contributions of $11,500 in 2008 and $12,250 in 2009 and relocation assistance valued at $29,371 in 2008.
(10)	Mr. Bok served as chief executive officer of our company until September 20, 2009.
(11)

Mr. Bok and Mr. Niehaus each received directors fees of $25,000 for their service on our Board for the period following the Acquisition through the end of 2009. These fees are also reflected in the Director Compensation for 2009 table below.

(12)	Mr. Niehaus served as chief executive officer of our company from September 20, 2009 until the closing of the Acquisition.
(13)	Mr. Rodriguez served as chief financial officer of our company until the closing of the Acquisition.

Grants of Plan-Based Awards for 2009

The following table sets forth information relating to grants of plan-based incentive awards to the named executive officers in 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Number of Shares Underlying Option Awards (#)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
Matthew J. Desch	(3)	—	607,500	1,549,125	400,000	8.73	2,246,964

Eric H. Morrison	(3)	—	243,750	621,563	67,500	8.73	364,635

John S. Brunette	(3)	—	322,500	822,375	135,000	8.73	758,350

Gregory C. Ewert	(3)	—	255,000	650,250	135,000	8.73	758,350

John M. Roddy	(3)	—	192,000	489,600	135,000	8.73	758,350

Scott L. Bok	—	—	—	—	—	—	—

Robert H. Niehaus	—	—	—	—	—	—	—

Harold J. Rodriguez, Jr.	—	—	—	—	—	—	—

(1)

These amounts represent the target and maximum payments for each named executive officer under the Iridium Holdings 2009 performance-based cash incentive bonus program. There were no minimum or threshold amounts under this program.

(2)

The amounts in this column reflect the aggregate dollar amount of the accounting expense that will be recognized in 2009 and subsequent years for financial statement reporting purposes with respect to stock options granted in 2009. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 11 to our consolidated financial statements for the year ended December 31, 2009.

(3)	All non-equity incentive awards were granted on February 24, 2009 and all stock options were granted on November 19, 2009.

Outstanding Equity Awards at 2009 Year-End

The following table sets forth the equity-based awards held by the named executive officers that were outstanding on December 31, 2009.

	Option Awards
Name	Number of Shares Underlying Unexercised Options (#)		Option Exercise Price ($/Share)	Option Expiration Date
	Exercisable(1)	Unexercisable(1)
Matthew J. Desch	—	400,000	8.73	11-19-2019
Eric H. Morrison	—	67,500	8.73	11-19-2019
John S. Brunette	—	135,000	8.73	11-19-2019
Gregory C. Ewert	—	135,000	8.73	11-19-2019
John M. Roddy	—	135,000	8.73	11-19-2019
Scott L. Bok	—	—	—	—
Robert H. Niehaus	—	—	—	—
Harold J. Rodriguez, Jr.	—	—	—	—

(1)

All options shown vest 25% on November 19, 2010, the first anniversary of their grant date, and the remaining 75% thereafter in 12 equal quarterly installments, except for Mr. Morrison’s option, which vests 50% on November 19, 2010 and the remaining 50% thereafter in four equal quarterly installments.

Option and SAR Exercises in 2009

The following table sets forth, for each named executive officer, equity awards similar to stock appreciation rights, or SARs, exercised during 2009. No named executive officer exercised any options in 2009.

Name	SAR Exercises
	Number of Iridium Holdings Units Acquired on Exercise (#)		Value Realized on Exercise(3) ($)
Matthew J. Desch	39,582	(1)	2,180,445
	39,582	(2)	4,483,698
Eric H. Morrison	15,484	(1)	4,019,919
John S. Brunette	—		—
Gregory C. Ewert	15,484	(1)	3,985,103
John M. Roddy	7,976	(2)	179,518
Scott L. Bok	—		—
Robert H. Niehaus	—		—
Harold J. Rodriguez, Jr.	—		—

(1)

Reflects the number of Iridium Holdings Class B units underlying the total (gross) number of units of Employee Holdings and Iridium Employee Holdings held by the executive prior to the Acquisition, before giving effect to the reduction of the number of units actually received by the executive at the time of the Acquisition in a transaction akin to a net exercise, as described under the caption “—Compensation Discussion and Analysis—Elements of Executive Compensation—Equity-Based Incentive Compensation”. The reduced (net) number of Iridium Class B units indirectly received by the executives at the time of the Acquisition was 7,923 in the case of Mr. Desch, 14,608 in the case of Mr. Morrison and 14,481 in the case of Mr. Ewert.

(2)	Reflects the gross number of Iridium Holdings Class B units equivalent to the executive’s phantom profits interests in Iridium Holdings prior to the closing of the Acquisition.
(3)

Reflects the value realized upon the exchange of the underlying Iridium Holdings Class B units for cash and shares of our common stock in the Acquisition. Also reflects, in the case of Mr. Desch and Mr. Roddy, the amounts they received upon the cash-out of their phantom profits interests in Iridium Holdings at the closing of the Acquisition.

Employment Agreements

Mr. Desch’s Employment Agreement

Iridium Holdings entered into an employment agreement with Mr. Desch in September 2006 pursuant to which he served as Iridium Holdings’ Chief Executive Officer. We assumed this agreement by virtue of the Acquisition and it was immaterially amended in February 2010. The agreement has an initial term of four years ending September 17, 2010 and will automatically renew for an additional two year term unless we or Mr. Desch give written notice of intent not to renew the agreement not more than six months prior to the renewal date. The employment agreement provides for payment of a base salary of no less than $550,000, which must be increased each year by at least the same percentage the consumer price index for the Washington, D.C.- Baltimore metro area increases for that year. Pursuant to his employment agreement, Mr. Desch is entitled to participate in our annual incentive plan with a target award of up to 70% of his then base salary as determined by our Compensation Committee and based upon performance goals set by the Compensation Committee for the year.

Mr. Desch is eligible to participate in employee benefit plans made available to other senior executives. In addition, we are required to provide him with an automobile and pay all the related expenses and reimburse him for the cost of annual dues for a private club of his choice in the metropolitan Washington, D.C. area.

In his employment agreement, Mr. Desch has agreed not to compete with us nor solicit our employees for alternative employment during the term of his agreement and for a period of one year after termination of employment by us for cause or if he voluntarily terminates his employment without good reason.

Mr. Desch’s employment agreement provides for payments upon specified terminations of his employment. For a description of these termination provisions, whether or not following a change in control, and a quantification of benefits that would be received see the heading “—Potential Payments upon Termination or Change in Control” below.

Other than the agreement with Mr. Desch, we do not have any other employment agreements with other named executive officers. However, Iridium Holdings had entered into employment letter agreements with the other named executive officers set forth below, which we have assumed by virtue of the Acquisition.

Employment Letter Agreements for Other Named Executive Officers

Mr. Morrison. Mr. Morrison entered into an employment letter agreement with Iridium Holdings on April 25, 2006, pursuant to which he served as its Executive Vice President and Chief Financial Officer. We assumed this employment letter agreement by virtue of the Acquisition. The employment letter agreement provides for an initial base salary of $260,000 and participation in our annual incentive plan with a target award of up to 35% of base salary as determined by our Compensation Committee and based upon performance goals set by the Compensation Committee for the year.

Mr. Brunette. Mr. Brunette entered into an employment letter agreement with Iridium Holdings on December 6, 2007 to serve as its Chief Administrative Officer and General Counsel. We assumed this employment letter agreement by virtue of the Acquisition. The employment letter agreement provides for payment of a base salary of $335,000 and participation in our annual incentive plan with a target award of up to 35% of his then base salary as determined by our Compensation Committee and based upon performance goals set by the Compensation Committee for the year.

Mr. Ewert. Mr. Ewert entered into an employment letter agreement with Iridium Holdings on September 30, 2004 to serve as its Executive Vice President of Marketing and Business Development. We assumed this employment letter agreement by virtue of the Acquisition. The employment letter agreement provides for payment of a base salary of $200,000 and participation in our annual incentive plan with a target award of up to 60% of his then base salary as determined by our Compensation Committee and based upon performance goals set by the Compensation Committee for the year.

Mr. Roddy. Mr. Roddy entered into an employment letter agreement with Iridium Holdings on August 1, 2007 to serve as its Executive Vice President of Customer Care, Gateway and Network Operations. We assumed this agreement by virtue of the Acquisition. The employment letter agreement provides for payment of a base salary of $260,000 and participation in our annual incentive plan with a target award of up to 35% of his then base salary as determined by our Compensation Committee and based upon performance goals set by the Compensation Committee for the year.

Each of the employment letter agreements provides for payments upon specified terminations of the executive’s employment. For a description of these termination provisions, and a quantification of benefits that would be received see the heading “—Potential Payments upon Termination or Change in Control” below.

Potential Payments upon Termination or Change in Control

Severance Payments.

The section below describes the payments that may be made to the named executive officers in connection with a change in control or pursuant to specified termination events. In the absence of an employment agreement or employment letter agreement to the contrary, the named executive officers are employed “at-will” and are not entitled to any payments upon termination or a change in control other than their accrued but unpaid salary or benefits.

Matthew J. Desch. The employment agreement for Mr. Desch, described above, provides for payments to him in the event of the termination of his employment in the scenarios described below.

Termination by reason of death. In the case of Mr. Desch’s death, we are required to continue to pay to Mr. Desch’s estate his base salary as of the date of death for a period of six months following his death and continue benefits to his spouse in accordance with the terms of our benefit plans.

Termination without cause, for good reason or in connection with a change in control. In the event that we terminate Mr. Desch’s employment without cause, Mr. Desch terminates employment for good reason, or his employment is terminated in connection with a change in control, each as defined in his employment agreement, we are required to pay, or provide, to him in a lump sum, 100% of his base salary as in effect on the date of termination of employment plus 100% of his annual bonus amount under his employment agreement for the year of termination, assuming all performance targets and objectives had been met. Also, we must provide Mr. Desch with health insurance or reimburse him for the cost of his COBRA payments for one year following termination of employment or until he is covered under a new employer’s health plan, whichever comes first.

Eric H. Morrison. The employment letter agreement for Mr. Morrison provides that he may be terminated by us for any reason upon 30 days’ written notice. However, in the event he is terminated by us without cause or he terminates his employment as a result of a constructive discharge, he will be entitled to three months of salary continuation based upon his then current rate of pay. In addition, in the event his employment is terminated by us without cause or he terminates his employment as a result of constructive discharge, he will be entitled to receive a pro-rated portion of his target bonus amount for the year of termination based upon the actual achievement of plan targets for the year of termination. For purposes of his employment letter agreement, constructive discharge is defined as the assignment of duties materially inconsistent with his position, authority, duties or responsibilities, or a substantially adverse alteration in the nature or status of his responsibilities.

John S. Brunette. The employment letter agreement for Mr. Brunette provides that he may be terminated by us for any reason upon 30 days’ written notice. However, in the event his employment is terminated by us without cause or he terminates his employment as a result of constructive discharge, he will be entitled receive a pro-rated portion of his target bonus amount for the year of termination based upon the actual achievement of plan targets for the year of termination. For purposes of his employment letter agreement, constructive discharge is defined as the assignment of duties materially inconsistent with his position, authority, duties or responsibilities, or a substantially adverse alteration in the nature or status of his responsibilities.

Gregory C. Ewert. The employment letter agreement for Mr. Ewert provides that in the event his employment is terminated as a result of a change in control, he will be entitled to continuation of his then current base salary for a period of six months following termination of employment.

John M. Roddy. The employment letter agreement for Mr. Roddy provides that he may be terminated by us for any reason upon 30 days’ written notice. However, in the event he is terminated by us without cause by or he terminates his employment as a result of constructive discharge, he will be entitled to salary continuation for a period of six months following termination of employment. If, after the six month period, Mr. Roddy has not found suitable employment, the salary continuation payments will continue for up to an additional three months or until Mr. Roddy finds suitable employment, whichever comes first. In addition, in the event his employment is terminated by us without cause or he terminates his employment as a result of constructive discharge, he will be entitled to receive a pro-rated portion of his target bonus amount for the year of termination based upon the actual achievement of plan targets for the year of termination. For purposes of his employment letter agreement, constructive discharge is defined as the assignment of duties materially inconsistent with his position, authority, duties or responsibilities, or a substantially adverse alteration in the nature or status of his responsibilities.

Estimated Current Value of Post-Employment Severance Benefits

The following table shows payments that would be made to each named executive officer in the event of a termination of employment on December 31, 2009 under different scenarios.

Executive	Death ($)		Without Cause or for Good Reason/ Constructive Discharge ($)		Involuntary termination in connection with a Change in Control ($)
Matthew J. Desch	343,600	(1)	1,294,700	(2)	1,294,700	(2)
Eric H. Morrison	—		81,250	(3)	—
John S. Brunette	—		322,500	(4)	—
Gregory C. Ewert	—		—		170,000	(1)
John M. Roddy	—		240,000	(5)	—
Scott L. Bok	—		—		—
Robert H. Niehaus	—		—		—
Harold J. Rodriguez, Jr.	—		—		—

(1)	Equal to 6 months of salary and continuation of health benefits for his spouse for 6 months.
(2)	Equal to the sum of 12 months of base salary, annual bonus at target level and continuation of health benefits for 12 months.
(3)	Equal to 3 months of salary.
(4)	Equal to annual target bonus.
(5)	Equal to 9 months of salary.

Director Compensation for 2009

The following table provides summary information concerning compensation paid or accrued by us during 2009 to or on behalf of our directors and those of Iridium Holdings for services rendered during 2009. The amounts in the table include both compensation received from Iridium Holdings prior to the Acquisition in September 2009 and compensation received from us after the Acquisition. In 2009, the outside directors of Iridium Holdings were entitled to an annual cash retainer of $100,000, paid quarterly, and we maintained that policy following the Acquisition. None of the directors received any compensation other than their cash retainer in consideration for their service on our Board or that of Iridium Holdings. Mr. Desch, who is a named executive officer in addition to being a director, did not receive any separate compensation for service in his capacity as a director and accordingly he is not included in this table.

Name	Fees Earned or Paid in Cash (1)($)
J. Darrel Barros	25,000
Thomas C. Canfield	25,000
Peter M. Dawkins	25,000
Terry L. Jones	25,000
Alvin B. Krongard	116,667
Steven B. Pfeiffer	25,000
Parker W. Rush	25,000
Scott L. Bok	25,000
Robert H. Niehaus	25,000
Kevin P. Clarke(2)	—

(1)

All fees in this column were paid by us following the Acquisition, except in the case of Mr. Krongard. The amount for Mr. Krongard reflects $91,667 of fees paid by Iridium Holdings for the period prior to the Acquisition plus $25,000 of fees paid by us for the period following the Acquisition.

(2)	Mr. Clarke resigned from our Board of Directors upon the closing of the Acquisition on September 29, 2009.

We adopted a new compensation policy for non-employee directors effective January 1, 2010. Under this policy, each non-employee director is eligible to receive an annual retainer of $140,000 for serving on the Board of Directors. In addition, an annual retainer of $50,000 is awarded for serving as the Chairman of the Board, an annual retainer of $20,000 is awarded for serving as the Chairman of the Audit Committee, an annual retainer of $15,000 is awarded for serving as the Chairman of the Compensation Committee and an annual retainer of $7,500 is awarded for serving as the Chairman of the Nominating and Corporate Governance Committee.

At the election of each non-employee director, the $140,000 retainer for serving on the Board of Directors may be paid entirely in stock options, restricted stock or restricted stock units or some combination of these instruments and up to $50,000 in cash. In addition, at the election of the non-employee director, the retainers for serving as Chairman of the Board or chairman of a committee may be paid in either restricted stock units, cash or a combination of both.

Any cash component of the compensation is paid, and any equity component vests, on a quarterly basis. Until six months after the termination of the director’s service or upon a specified change of control of our company, if it occurs earlier, the directors may not sell any of these shares of restricted stock or stock acquired upon the exercise of these options and may not settle any of these restricted stock units.

TRANSACTIONS WITH RELATED PARTIES

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

In 2009, we adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of us, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by its executive officers, directors and certain significant stockholders. In considering related-person transactions, the Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of us and our stockholders, as the Committee determines in the good faith exercise of its discretion.

RELATED-PERSON TRANSACTIONS

Founding Stockholder’s Warrant Forfeiture in Connection with the Acquisition

Pursuant to letter agreements dated September 22, 2008 and April 28, 2009, Greenhill agreed to forfeit at the closing of the Acquisition the following securities which it owned at the time: (1) 1,441,176 shares of our common stock purchased as part of a unit purchase on November 13, 2007; (2) 8,369,563 warrants purchased as part of a unit purchase on November 13, 2007; and (3) 4,000,000 warrants purchased in a private placement on February 21, 2008. Greenhill did not receive any consideration for these forfeitures, but agreed to them in order to facilitate the closing of the Acquisition. Greenhill is a significant stockholder of our company and two or our directors, Messrs. Bok and Niehaus, and three of our executive officers prior to the Acquisition, Messrs. Bok, Niehaus and Rodriguez, are managing directors of Greenhill.

At the closing of the Acquisition on September 29, 2009, Greenhill forfeited the securities described above.

Warrant Exchanges in Connection with the Acquisition

On July 29, 2009, we entered into agreements with Greenhill and Messrs. Bok and Niehaus to restructure, at the closing of the Acquisition, warrants they held entitling them to acquire shares of our common stock. This was part of a larger series of transactions in which we entered into agreements with a number of investors who had acquired warrants in our initial public offering to repurchase or restructure those warrants. We negotiated this series of transactions to reduce significantly the magnitude of the potential dilution to our stockholders and potential short selling in connection with and following the consummation of the Acquisition.

In particular, we agreed with Greenhill and Messrs. Bok and Niehaus to restructure warrants held by them to purchase 4,000,000, 200,000 and 200,000 shares, respectively, to:

•	increase their exercise price from $7.00 per share to $11.50 per share;

•	extend their exercise period by two years from February 2013 to February 2015; and

•	increase the price of our common stock at which we can redeem the restructured warrants from $14.25 to $18.00.

To effectuate the restructuring, we agreed, at the closing of the Acquisition, to enter into new warrant agreements for the restructured warrants having terms substantially similar to the terms set forth in the old warrants, except as set forth above.

We also agreed to file with the SEC, as soon as practicable following the issuance of the restructured warrants, but in no event later than 15 business days following the issuance of the restructured warrants, a resale registration statement to allow for the resale of shares of our common stock issued in connection with the restructured warrants and the shares of our common stock underlying such restructured warrants. If the registration statement had not been declared effective by the SEC within 30 business days following the issuance of the restructured warrants, the warrant holders would have had the right to sell to us, for cash, the restructured warrants for a price equal to the difference between the weighted average price of the shares of our common stock during a specified period over the exercise price of the restructured warrants.

Upon the closing of the Acquisition, Greenhill and Messrs. Bok and Niehaus exchanged their old warrants for new warrants having the restructured terms. We timely filed the registration statement covering the shares underlying the warrants and the registration statement was declared effective by the SEC within the specified time frame.

Note Conversion

In October 2009, Greenhill & Co. Europe Holdings Limited, or Greenhill Europe, elected to convert a convertible note previously issued to it by Iridium Holdings in the principal amount of $22.9 million into 1,995,629 shares of our common stock. This conversion was in accordance with the terms of the note, which was originally issued in 2008. Greenhill Europe is an affiliate of Greenhill and Messrs. Bok, Niehaus and Rodriguez.

Treatment of Equity Awards of Iridium Executives in the Acquisition; Stock Option Grants

At the closing of the Acquisition, phantom profits interests previously issued by Iridium Holdings to Messrs. Desch and Roddy were cashed out in full pursuant to their terms. Messrs. Desch and Roddy were executive officers of Iridium Holdings prior to the Acquisition and became executive officers of our company after the Acquisition.

At the closing of the Acquisition, we permitted units previously issued to Messrs. Desch, Morrison and Ewert in employee limited partnerships that in turn held units of Iridium Holdings to be settled in what amounted to a net exercise.

In November 2010, we granted stock options to our executive officers.

For more information about the phantom profits interests and their cash-out in the Acquisition, the employee units and their net settlement in the Acquisition and the option grants, see “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation—Equity-Based Incentive Compensation.”

Conversion of Iridium Holdings Units in the Acquisition

In connection with the Acquisition, pursuant to the terms of the Transaction Agreement between our company, Iridium Holdings and the unitholders of Iridium Holdings, the following significant unitholders, executive officers and directors of Iridium Holdings exchanged units held by them in Iridium Holdings for cash and shares of our common stock, as set forth in the following table. The total cash received shown in the table includes cash payments made subsequent to the closing of the Acquisition in respect of tax benefits received by us as a result of the Acquisition.

Name	Total Cash Received ($)	Shares of Common Stock Received
Significant Unit Holders:
Syncom Iridium Holdings Corporation	10,555,095	4,030,855
Syndicated Communications Inc.	22,947,728	5,280,580
Baralonco, N.V.	27,882,794	10,648,080

Executive Officers:
Matthew J. Desch	660,515	151,993
Eric H. Morrison	1,217,739	280,218
Dan Colussy	7,403,723	1,703,696
John S. Brunette	—	—
Lt. Gen. John H. Campbell (Ret.)	128,814	29,642
Cynthia C. Cann	—	—
Lee F. Demitry	—	—
Gregory C. Ewert	1,207,193	277,791
John M. Roddy	—	—
Donald L. Thoma	645,404	148,516

Directors:
Tyrone Brown	2,582,116	594,180
Terry L. Jones	—	—
Alvin B. Krongard	566,770	130,421
Steven B. Pfeiffer	—	—

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” the Company’s proxy materials. A single set of annual meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials, please notify your broker or us. Direct your written request to Iridium Communications Inc., Attention: Secretary, 1750 Tysons Boulevard, Suite 1400, McLean, VA 22102. Stockholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

John S. Brunette

Secretary

April 21, 2010

A copy of our Annual Report to the Securities and Exchange Commission of Form 10-K for the fiscal year ended December 31, 2009 is available without charge upon written request to Iridium Communications Inc., Attention: Secretary, 1750 Tysons Boulevard, Suite 1400, McLean, VA 22102.

ANNUAL MEETING OF STOCKHOLDERS OF

IRIDIUM COMMUNICATIONS INC.

May 25, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on

May 25, 2010 at 9:00 a.m. local time at the Ritz-Carlton at 1700 Tysons Boulevard, McLean, Virginia 22102

The proxy statement and annual report to stockholders are available at

http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=15777

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   i

¢ 21030000000000000000 0	052510

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE

IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:
To elect the Board of Directors’ ten nominees for director, each for a one-year term.
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)

¡ Robert H. Niehaus

¡ J. Darrel Barros

¡ Scott L. Bok

¡ Thomas C. Canfield

¡ Brigadier Gen. Peter M. Dawkins (Ret.)

¡ Matthew J. Desch

¡ Terry L. Jones

¡ Alvin B. Krongard

¡ Steven B. Pfeiffer

¡ Parker W. Rush

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

	FOR	AGAINST	ABSTAIN
2. To ratify the selection by the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010.	☐	☐	☐

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the annual meeting is April 9, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

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IRIDIUM COMMUNICATIONS INC.

1750 Tysons Boulevard, Suite 1400

McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 25, 2010

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Thomas J. Fitzpatrick and John S. Brunette, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Iridium Communications Inc., to be held on Tuesday, May 25, 2010 at 9:00 a.m. local time at the Ritz-Carlton at 1700 Tysons Boulevard, McLean, Virginia 22102, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

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